Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

US ONCOLOGY HOLDINGS, INC.,

a Delaware corporation

US ONCOLOGY HOLDINGS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”)

DOES HEREBY CERTIFY:

1. That the name of the Corporation is US Oncology Holdings, Inc. The name under which the Corporation was originally incorporated is Oiler Holding Company. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on March 17, 2004. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on August 19, 2004. A Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on December 21, 2006.

2. That pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Third Amended and Restated Certificate of Incorporation amends and restates the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation in its entirety.

3. That the Board of Directors of the Corporation, at a meeting on September 17, 2009 adopted resolutions setting forth a proposed amendment and restatement of the Second Amended and Restated Certificate of Incorporation of the Corporation in the form hereof, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders and submitting the proposed amendment and restatement to the stockholders of the Corporation for consideration thereof.

4. That, as required under the Second Amended and Restated Certificate of Incorporation, this Third Amended and Restated Certificate of Incorporation was: (i) approved by written consent, dated September 30, 2009, by the holders of more than 66 and 2/3% of the outstanding shares of the Series A Participating Preferred Stock of the Corporation (the “Series A Preferred Stock”); (ii) approved by written consent, dated September 30, 2009, by the holders of a majority of the Series A-1 Participating Preferred Stock of the Corporation (the “Series A-1 Preferred Stock”); and (iii) approved by written consent, dated September 30, 2009, by the holders of a majority of the Common Stock, par value $0.001 per share, of the Corporation (the “Common Stock”).

5. Immediately after giving effect to the filing with the Secretary of State of the State of Delaware of this Third Amended and Restated Certificate of Incorporation of the Corporation (such time, the “Conversion Effective Time”), the Series A Preferred Stock and the Series A-1 Preferred Stock (together, the “Participating Preferred Stock”) shall be converted so that each share of Participating Preferred Stock that is issued and outstanding immediately prior to the Conversion Effective Time (the “Existing Participating Preferred Stock”) shall be automatically converted, without further action on the part of the Corporation or any holder of Participating Preferred Stock, into some number of fully paid and non-assessable whole shares of Common Stock equal to the sum of (with the capitalized terms used herein but not otherwise defined having the meaning set forth in the Second Amended and Restated Certificate of Incorporation of the Corporation):

(i) the quotient obtained by dividing

(x) the sum of:

(1) Accreted Value of such share determined at the Conversion Effective Time,

plus

(2) the amount of declared but unpaid dividends other than Regular Dividends thereon through and including the Conversion Effective Time,

by

(y) $1.50, the price per share of Common Stock.

plus

(ii) one (1).

Each holder of Existing Participating Preferred Stock shall be entitled to receive upon surrender to the Corporation for cancellation of the stock certificates representing such shares (the “Old Certificates”), certificates (the “New Certificates”) representing the number of whole shares of Common Stock into which such shares are converted under the terms hereof. No certificates representing fractional share interests in Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. In lieu of such fractional shares, each holder of Existing Participating Preferred Stock who would otherwise have been entitled to a fraction of Common Stock upon surrender of such holder’s Old Certificates will be entitled to receive a cash payment (without interest) determined by multiplying (a) $1.50 by (b) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares held of record by such holder). If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of Common Stock for which New Certificates shall be issued and the cash payment due in respect of fractional share interests shall be computed on the basis of the aggregate number of shares represented by the Old Certificate so surrendered. In the event that the Corporation determines that a holder of Old Certificates has not tendered all his, her or its certificates for exchange, the Corporation shall carry forward any fractional share until all certificates of that holder have been presented for exchange. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Corporation that such taxes are not payable. From and after the Conversion Effective Time, (x) the Old Certificates shall represent the new shares of Common Stock as provided in this paragraph 5 and the right to receive New Certificates evidencing the same and (y) there shall be no further registration of transfers of the Old Certificates on the stock transfer books of the Corporation and, if any Old Certificates are presented to the Corporation for any reason, they shall be cancelled and exchanged for New Certificates.

6. That the text of the Third Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the Corporation is US Oncology Holdings, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 500,000,000, consisting of 500,000,000 shares of Common Stock, par value $0.001.

The following is a statement of the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, in respect of the Common Stock of the Corporation:

1. Dividends.

The holders of shares of Common Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors of the Corporation out of funds legally available therefor.

2. Liquidation.

Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Common Stock shall be entitled to share ratably according to the number of shares of Common Stock held by them in all remaining assets of the Corporation available for distribution to its stockholders.

3. Voting.

With respect to any matter to be voted on by the stockholders of the Corporation, the holder of each share of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder on the record date for such vote.

FIFTH: Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SIXTH: (a) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined. No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

(b) To the maximum extent permitted from time to time under the laws of the State of Delaware, this Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of this Corporation or its subsidiaries. No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

SEVENTH: This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any Bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article SEVENTH shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Article SEVENTH shall not adversely affect any right or protection of a director or officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

EIGHTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in a manner now or hereafter prescribed by the laws of the State of Delaware at the time in force, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Second Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article EIGHTH.

[signature page follows]

IN WITNESS WHEREOF, US ONCOLOGY HOLDINGS, INC. has caused this Third Amended and Restated Certificate of Incorporation to be signed by the undersigned authorized officers, who hereby acknowledges under penalties of perjury that the facts herein stated are true and that this certificate is his act and deed, this 1st day of October, 2009.

US ONCOLOGY HOLDINGS, INC.

By:	/s/ MICHAEL A. SICURO
Michael A. Sicuro
Chief Financial Officer